Exhibit 10.311

THE CHARLES SCHWAB CORPORATION

2004 STOCK INCENTIVE PLAN

NOTICE OF RESTRICTED STOCK AWARD

You have been granted restricted shares of Common Stock of The Charles Schwab Corporation (“Schwab”) under the Charles Schwab Corporation 2004 Stock Incentive Plan (the “Plan”) on the following terms:

Name of Recipient:

Total Number of Shares Granted:

Fair Market Value per Share

Total Fair Market Value of Award:

Date of Grant:

Vesting Schedule:	So long as you continue as a non-employee director or an employee of Schwab or its subsidiaries and subject to the terms of the Restricted Stock Agreement, the restricted shares subject to this award will become vested on the following dates and in the following amounts.

Vesting Date	Percentage of the Total Number of Shares Granted under this Award That Will Vest
1st Anniversary of Grant Date	25%
2nd Anniversary of Grant Date	25%
3rd Anniversary of Grant Date	50%

You and Schwab agree that this award is granted under and governed by the terms and conditions of the Plan and the Restricted Stock Agreement, both of which are made a part of this notice. Please review the Restricted Stock Agreement carefully, as it explains the terms and conditions of this award. You agree that Schwab may deliver electronically all documents relating to the Plan or this award (including, without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that Schwab is required to deliver to its stockholders. Unless you provide written objection to Schwab within 30 days of your receipt of this notice, you agree to all of the terms and conditions of this notice, the restricted stock agreement and the Plan.

THE CHARLES SCHWAB CORPORATION

2004 STOCK INCENTIVE PLAN

RESTRICTED STOCK AGREEMENT

Payment for Shares	No payment is required for the shares that you are receiving.

Vesting	The shares become vested in installments as described in the Notice of Restricted Stock Award. If you become a common-law employee of Schwab or its subsidiaries, then the shares will continue to vest as described in the Notice of Restricted Stock Award so long as you continue as either a non-employee director or an employee of Schwab or its subsidiaries.

Accelerated Vesting	The shares will become fully vested if your service as a non-employee director terminates on account of your death, disability or retirement. If, prior to the date your service terminates, Schwab is subject to a “change in control” (as defined in the Plan document), the shares will become fully vested.

Section 83(b) Election	You may make an election pursuant to Section 83(b) of the Internal Revenue Code.

Definition of Disability	For all purposes of this Agreement, “disability” means that you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which has lasted, or can be expected to last, for a continuous period of not less than 12 months or which can be expected to result in death.

Definition of Retirement	For all purposes of this Agreement, “retirement” means your resignation or removal from the Board at any time after you have attained age 70 or completed 5 years of service as a non-employee director.

Shares Restricted

Unvested shares will be considered “Restricted Shares.” You may not sell, transfer, pledge or otherwise dispose of any Restricted Shares without Schwab’s written consent until they are vested. Restricted Shares will be issued in your name but held by the Schwab Corporate Secretary as escrow agent. Schwab may instruct the transfer agent for its stock to place a legend on the certificates representing the Restricted Shares or may note in its records the applicable restrictions. The escrow agent will deliver Restricted Shares to you only after they become vested and after all other terms and conditions in this Agreement have been satisfied.

You may gift Restricted Shares to your spouse, children or grandchildren or to a trust established by you for the benefit of yourself or your spouse, children or grandchildren. However, a transferee of Restricted Shares must agree in writing on a form prescribed by Schwab to be bound by all provisions of this Agreement.

Forfeiture	If your service terminates for any reason, then your shares will be forfeited to the extent that they have not vested before the termination date and do not vest as a result of the termination. This means that the Restricted Shares will immediately revert to Schwab. You receive no payment for Restricted Shares that are forfeited. Schwab determines when your service terminates for this purpose.

Committee Discretion	In its sole discretion the Compensation Committee of the Schwab Board of Directors may lift the transfer restrictions or accelerate the vesting of Restricted Shares at any time.

Delivery of Shares After Death	In the event of your death prior to the date your service terminates, your shares will be delivered to your beneficiary or beneficiaries. You may designate one or more beneficiaries by filing a beneficiary designation form. You may change your beneficiary designation by filing a new form with Schwab at any time prior to your death. If you do not designate a beneficiary or if your designated beneficiary predeceases you, then any shares will be delivered after your death to your estate. The Compensation Committee, in its sole discretion, will determine the form and time of the distribution of shares to your beneficiary or estate.

Restrictions on Resale	You agree not to sell any shares at a time when applicable laws, Schwab’s policies or an agreement between Schwab and its underwriters prohibit a sale. This restriction will apply as long as your service continues and for such period of time after the termination of your service as Schwab may specify.

Stockholder Rights	As a holder of Restricted Shares, you have the same voting, dividend and other rights as Schwab’s stockholders.

Contribution of Par Value	On your behalf Schwab will contribute to its capital an amount equal to the par value of the Restricted Shares issued to you.

No Right to Remain Director or Employee	Nothing in this Agreement will be construed as giving you the right to be retained as a non-employee director or an employee of Schwab and its subsidiaries.

Limitation on Payments

If a payment from the Plan would constitute an excess parachute payment or if there have been certain securities law violations, then your award may be reduced or forfeited and you may be required to disgorge any profit that you have realized from your award.

If a disqualified individual receives a payment or transfer under the Plan that would constitute an excess parachute payment under the Internal Revenue Code of 1986, as amended (the “Code”), such payment will be reduced, as described below. Generally, someone is a “disqualified individual” if he or she is (a) an officer of Schwab, (b) a member of the group consisting of the highest paid 1% of the employees of Schwab or, if less, the highest paid 250 employees of Schwab, or (c) a 1% stockholder of Schwab. For purposes of the section on “Limitation on Payments,” the term “Schwab” will include affiliated corporations to the extent determined by the Auditors in accordance with section 280G(d)(5) of the Code.

In the event that the independent auditors most recently selected by the Schwab Board of Directors (the “Auditors”) determine that any payment or transfer in the nature of compensation to or for your benefit, whether paid or payable (or transferred or transferable) pursuant to the terms of the Plan or otherwise (a “Payment”), would be nondeductible for federal income tax purposes because of the provisions concerning “excess parachute payments” in section 280G of the Code, then the aggregate present value of all Payments will be reduced (but not below zero) to the Reduced Amount; provided, however, that the Compensation Committee may specify in writing that the award will not be so reduced and will not be subject to reduction under this section. For this purpose, the “Reduced Amount” will be the amount, expressed as a present value, which maximizes the aggregate present value of the Payments without causing any Payment to be nondeductible by Schwab because of section 280G of the Code.

If the Auditors determine that any Payment would be nondeductible because of section 280G of the Code, then Schwab will promptly give you notice to that effect and a copy of the detailed calculation and of the Reduced Amount. You may then elect, in your discretion, which and how much of the Payments will be eliminated or reduced (as long as after such election, the aggregate present value of the Payments equals the Reduced Amount). You will advise Schwab in writing of your election within 10 days of receipt of the notice. If you do not make such an election within the 10-day period, then Schwab may elect which and how much of the Payments will be eliminated or reduced (as long as after such election the aggregate present value of the Payments equals the Reduced Amount). Schwab will notify you promptly of its election. Present value will be determined in accordance with section 280G(d)(4) of the Code. The Auditors’ determinations will be binding upon you and Schwab and will be made within 60 days of the date when a Payment becomes payable or transferable.

As promptly as practicable following these determination and elections, Schwab will pay or transfer to or for your benefit such amounts as are then due to you under the Plan, and will promptly pay or transfer to or for your benefit in the future such amounts as become due to you under the Plan.

As a result of uncertainty in the application of section 280G of the Code at the time of an initial determination by the Auditors, it is possible that Payments will have been made by Schwab which should not have been made (an “Overpayment”) or that additional Payments which will not have been made by Schwab could have been made (an “Underpayment”), consistent in each case with the calculation of the Reduced Amount. In the event that the Auditors, based upon the assertion of a deficiency by the Internal Revenue Service against you or Schwab which the Auditors believe has a high probability of success, determine that an Overpayment has been made, such Overpayment will be treated for all purposes as a loan to you which you will repay to Schwab on demand, together with interest at the applicable federal rate provided in section 7872(f)(2) of the Code. However, no amount will be payable by you to Schwab if and to the extent that such payment would not reduce the amount which is subject to taxation under section 4999 of the Code. In the event that the Auditors determine that an Underpayment has occurred, such Underpayment will promptly be paid or transferred by Schwab to or for your benefit, together with interest at the applicable federal rate provided in section 7872(f)(2) of the Code.

Claims Procedure	You may file a claim for benefits under the Plan by following the procedures prescribed by Schwab. If your claim is denied, generally you will receive written or electronic notification of the denial within 90 days of the date on which you filed the claim. If special circumstances require more time to make a decision about your claim, you will receive notification of when you may expect a decision. You may appeal the denial by submitting to the Plan Administrator a written request for review within 30 days of receiving notification of the denial. Your request should include all facts upon which your appeal is based. Generally, the Plan Administrator will provide you with written or electronic notification of its decision within 90 days after receiving the review request. If special circumstances require more time to make a decision about your request, you will receive notification of when you may expect a decision. The Plan Administrator has discretionary authority to construe the terms of the Plan and this Agreement and its determinations are conclusive and binding on all persons.

Adjustments	In the event of a stock split, a stock dividend or a similar change in Schwab stock, the number of Restricted Shares that remain subject to forfeiture shall be adjusted accordingly.

Severability	In the event that any provision of this Agreement is held invalid or unenforceable, the provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware (without regard to their choice-of-law provisions), as such laws are applied to contracts entered into and performed in Delaware.

The Plan and Other Agreements	The text of the Plan is incorporated in this Agreement by reference. This Agreement and the Plan constitute the entire understanding between you and Schwab regarding this award. Any prior agreements, commitments or negotiations concerning this award are superseded. This Agreement may be amended only by another written agreement, signed by both parties. If there is any inconsistency or conflict between any provision of this Agreement and the Plan, the terms of the Plan will control.

BY ACCEPTING THIS AWARD, YOU AGREE TO ALL OF THE TERMS AND

CONDITIONS DESCRIBED ABOVE AND IN THE PLAN.